Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2013
FINANCIAL RESULTS

▪	Fourth Quarter Sales of $291 million, Up 13%; Full Year Sales of $1,092 Million, Up 18%

▪	Fourth Quarter Diluted EPS from Continuing Operations of $0.47, down 4%; Up 14% to $0.57 on an Adjusted Basis

▪	Full Year Diluted EPS from Continuing Operations of $1.31, Down 9%; Up 20% to $1.83 on an Adjusted Basis

▪	Exits 2013 with Record Year-End Backlog of $758 million

▪	Successfully Closed Männer Acquisition

▪	2014 EPS from Continuing Operations Guidance of $2.02 to $2.17 per diluted share;
$2.15 to $2.30 on an Adjusted Basis, Up 18% to 26% from 2013

BRISTOL, Conn., February 21, 2014 - Barnes Group Inc. (NYSE: B), an international industrial and aerospace manufacturer and service provider, today reported financial results for the fourth quarter and full year 2013.
Fourth quarter 2013 net sales increased 13% to $291.1 million from $258.2 million in last year’s fourth quarter, driven by organic sales growth of 5% and sales contribution from the recently acquired Männer business. Income from continuing operations for the fourth quarter was $26.3 million, or $0.47 per diluted share, down 4% from $0.49 in the prior year period. On an adjusted basis, income from continuing operations was $0.57, up 14% from $0.50 per diluted share a year ago. Adjusted diluted earnings from continuing operations excludes the impact of short-term purchase accounting adjustments and transaction costs which were $7.3 million pre-tax, or $0.10 per diluted share in the fourth quarter of 2013 related to the Männer acquisition, and $0.8 million pre-tax, or $0.01 per diluted share in the fourth quarter of 2012 related to the Synventive acquisition.
For the full year, Barnes Group generated net sales of $1,092 million, up 18% from last year; organic sales growth was 4%. Income from continuing operations was $72.3 million, or $1.31 per diluted share, compared to $79.8 million, or $1.44 per diluted share in 2012. For 2013, income from continuing operations included $7.3 million pre-tax, or $0.10 per diluted share, of short-term purchase accounting adjustments and transaction costs related to the acquisition of Männer, $10.5 million pre-tax, or $0.12 per diluted share, of non-recurring CEO transition costs, and a tax charge of $16.4 million, or $0.30 per diluted share, associated with the April 2013 U.S. Tax Court’s unfavorable decision arising out of an IRS audit for the tax years 2000 through 2002. Income from continuing operations in 2012 included $5.9 million pre-tax, or $0.08 per diluted share, of short-term purchase accounting adjustments and acquisition transaction costs related to the acquisition of Synventive. Excluding these items, adjusted diluted earnings per share from continuing operations was $1.83 for 2013, up 20% from $1.52 for 2012.

A table reconciling 2012 and 2013 non-GAAP adjusted results presented in this release to our GAAP results is included at the end of this press release.
“2013 was a year of significant transformation for Barnes Group. With the disposition of our Distribution business and the addition of Männer, we’re squarely focused on driving growth and profitability through differentiated manufacturing and service capabilities,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “The solid operational results achieved this year continue to validate the strategic plan that we’ve been executing. Our Aerospace segment is well positioned to deliver on a favorable OEM market and to take advantage of a recovering aerospace after-market. And our Industrial segment generated 4% organic sales growth and improved profitability in 2013,” added Dempsey. “As we exit 2013 with positive momentum, a record level of backlog, and favorable end-markets, we feel good about the prospects for continued profitable growth in 2014.”

($ millions; except per share data)	Three months ended December 31,					Twelve months ended December 31,
Unaudited	2013	2012	Change			2013	2012	Change
Net Sales	$291.1	$258.2	$32.9		12.8%	$1,091.6	$928.8	$162.8	17.5%
Operating Income	$34.1	$34.3	$(0.2)		(0.6)%	$123.2	$107.1	$16.1	15.0%
% of Sales	11.7%	13.3%		(1.6)	pts.	11.3%	11.5%		(0.2)	pts.
Income from Continuing Operations	$26.3	$26.7	$(0.4)		(1.5)%	$72.3	$79.8	$(7.5)	(9.4)%
Net Income	$26.8	$29.7	$(2.9)		(9.8)%	$270.5	$95.2	$175.3	NM
Income from Continuing Operations Per Diluted Share	$0.47	$0.49	$(0.02)		(4.1)%	$1.31	$1.44	$(0.13)	(9.0)%
Income from Discontinued Operations Per Diluted Share	$0.01	$0.05	$(0.04)		(80.0)%	$3.61	$0.28	$3.33	NM
Net Income Per Diluted Share	$0.48	$0.54	$(0.06)		(11.1)%	$4.92	$1.72	$3.20	NM
NM = Not Meaningful

Industrial

•
Fourth quarter 2013 sales were $183.7 million, up 17% from $157.1 million in the same period last year. The increase was driven by organic sales growth of 4%, Männer’s sales contribution, and favorable foreign exchange of $1.4 million.

•
Operating profit of $15.5 million for the fourth quarter of 2013 was down 4% from $16.2 million from the prior year period. Industrial operating profit in this year’s fourth quarter includes the impact of $7.3 million of short-term purchase accounting adjustments and transaction costs related to the Männer acquisition. Last year’s fourth quarter included $0.8 million of costs of a similar nature related to the acquisition of Synventive. Excluding these acquisition related expenses, adjusted operating profit at Industrial was $22.8M, up 34%, driven by the profit contribution of Männer, the profit impact of higher organic sales, and productivity improvements. Adjusted operating margin was 12.4%, up 160 bps from last year.

•
Full year 2013 sales were $687.6 million, up 28% or $149.2 million over 2012. Organic sales increased by $22 million, while acquisition related sales from Synventive and Männer contributed $127 million.

•
Full year 2013 operating profit was $71.9 million, up 46% from 2012 primarily benefiting from the profit contribution of the acquired Synventive and Männer businesses, the profit impact from increased organic sales, favorable pricing and productivity improvements. Operating profit in 2013 was negatively impacted by $7.3 million in short-term purchase accounting adjustments and transaction costs related to the Männer acquisition, and CEO transition costs of $6.6 million allocated to the segment during the first quarter of 2013. Last year, operating profit was negatively impacted by $5.9 million in short-term purchase accounting adjustments and transaction costs related to the Synventive acquisition. Excluding these items, adjusted operating margin increased to 12.5%, up 230 bps.

Aerospace

•
Fourth quarter 2013 sales were $107.4 million, up 6% from $101.1 million in the same period last year. Sales growth in original equipment manufacturing (“OEM”) was partially offset by a decline in aftermarket spare parts sales while aftermarket repair and overhaul sales were essentially flat to last year.

•
Operating profit of $18.6 million for the fourth quarter of 2013 was up 3% from the prior year period of $18.1 million. Operating profit benefited from the impact of higher OEM sales, lower employee related costs, primarily reduced incentive compensation, and the absence of an inventory valuation adjustment within the aftermarket repair and overhaul business taken last year, offset in part by lower aftermarket sales. Operating margin for the fourth quarter of 2013 was 17.3%, down 60 bps.

•
Full year 2013 sales were $404.0 million, up 3% from $390.5 million in 2012. The increase was primarily from sales growth in the OEM, partially offset by declines in the aftermarket repair and overhaul and spare parts businesses.

•
Full year 2013 operating profit decreased 11% to $51.3 million from $57.9 million last year. Operating profit benefited from higher sales in the OEM manufacturing business and lower employee related costs, primarily reduced incentive compensation. Operating profit was negatively impacted by an $8.6 million inventory valuation charge taken in the third quarter related to exchange engine parts within the aftermarket repair and overhaul business, the profit impact of lower sales in the highly profitable aftermarket RSP spare parts business, increased costs of new product introductions, and CEO transition costs of $3.9 million allocated to the segment during the first quarter of 2013. Full year operating margin decreased to 12.7%, down 210 bps. Excluding the impact of the allocated CEO transition costs, adjusted Aerospace operating margin was 13.7%.

•	Aerospace backlog increased to a record $554 million at the end of 2013, up 1% over last year-end and up 9% from the third quarter of 2013.

Additional Information

•	Interest expense increased $0.9 million to $13.1 million in 2013 primarily as a result of a higher average interest rate, offset in part by lower average borrowings for the year.

•
The Company’s effective tax rate from continuing operations was 32.8% in 2013 compared with 13.5% in 2012. Included in the 2013 income tax is a charge of $16.4 million associated with the April 16, 2013 U.S. Tax Court’s unfavorable decision arising out of an IRS audit for the tax years 2000 through 2002. Excluding this charge, the 2013 adjusted effective tax rate is 17.5%. The adjusted effective tax rate increase in 2013 versus last year’s rate was mainly due to a change in earnings attributable to higher-taxing jurisdictions, an increase in the Company’s effective tax rate in Sweden and the absence of several discrete foreign tax related items in 2012.

2014 Outlook
Barnes Group expects 2014 total revenue to grow 14% to 17%, 5% to 8% on an organic basis, and forecasts adjusted operating margins in the range of 14.5% to 15.5%. GAAP earnings from continuing operations are expected to be in the range of $2.02 to $2.17 per diluted share. Excluding additional Männer short-term purchase accounting adjustments in 2014, adjusted diluted earnings per share from continuing operations are anticipated to be in the range of $2.15 to $2.30, up 18% to 26% from 2013’s adjusted diluted earnings per share of $1.83. Further, the Company expects capital expenditures of approximately $60 million and cash conversion to be approximately 100% of net income.
“Significant portfolio transformation, as well as organic investment within our existing businesses, is allowing us to deliver continued profitable growth,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc. “In addition, 2013’s financial performance and solid cash flow have allowed us to position our balance sheet to support this growth and to be ready for further growth investments and acquisition opportunities.”
Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2013 results at 8:30 a.m. EDT today, February 21, 2014. A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com. The conference is also available by direct dial at (888) 680-0865 in the U.S. or (617) 213-4853 outside of the U.S. (request the Barnes Group Earnings Call), Participant Code: 60526351.

In addition, the call will be recorded and available for playback until April 25, 2014 by dialing (617) 801-6888; Passcode: 26722969.

About Barnes Group

Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group’s approximately 4,300 dedicated employees, at more than 60 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "strategy," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, customers, distributors, suppliers, business partners or governmental entities; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in international operations and markets; the impact of intense competition; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission (SEC) by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The risks and uncertainties described in our periodic filings with the SEC include, among others, uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including insourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses including the Männer Business; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures and any other future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the impacts of the U.S. Tax Court's April 16, 2013 decision and any related appeal; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2013	2012 (1)	% Change	2013	2012 (1)	% Change
Net sales	$291,136	$258,200	12.8	$1,091,566	$928,780	17.5

Cost of sales	193,555	172,515	12.2	738,170	655,653	12.6
Selling and administrative expenses	63,515	51,418	23.5	230,195	165,996	38.7
	257,070	223,933	14.8	968,365	821,649	17.9
Operating income	34,066	34,267	(0.6)	123,201	107,131	15.0

Operating margin	11.7%	13.3%		11.3%	11.5%

Interest expense	3,091	4,192	(26.3)	13,090	12,238	7.0
Other expense (income), net	835	844	(1.1)	2,537	2,631	(3.6)
Income from continuing operations before income taxes	30,140	29,231	3.1	107,574	92,262	16.6
Income taxes	3,827	2,506	52.7	35,253	12,432	NM
Income from continuing operations	26,313	26,725	(1.5)	72,321	79,830	(9.4)

Income from discontinued operations, net of income taxes	511	3,006	(83.0)	198,206	15,419	NM
Net income	$26,824	$29,731	(9.8)	$270,527	$95,249	NM
Common dividends	$5,927	$5,417	9.4	$22,422	$21,662	3.5

Per common share:

Basic:
Income from continuing operations	$0.49	$0.49	—	$1.34	$1.46	(8.2)
Income from discontinued operations, net of income taxes	0.01	0.05	(80.0)	3.68	0.28	NM
Net income	$0.50	$0.54	(7.4)	$5.02	$1.74	NM

Diluted:
Income from continuing operations	$0.47	$0.49	(4.1)	$1.31	$1.44	(9.0)
Income from discontinued operations, net of income taxes	0.01	0.05	(80.0)	3.61	0.28	NM
Net income	$0.48	$0.54	(11.1)	$4.92	$1.72	NM

Dividends	0.11	0.10	10.0	0.42	0.40	5.0

Weighted average common shares outstanding:
Basic	53,983,034	54,649,732	(1.2)	53,860,308	54,626,453	(1.4)
Diluted	55,332,376	55,194,226	0.3	54,973,344	55,224,457	(0.5)
NM = Not Meaningful

Notes:
(1) Results for 2012 have been adjusted on a retrospective basis to reflect the BDNA discontinued operations.

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2013	2012 (1)	% Change		2013	2012 (1)	% Change
Net sales
Industrial	$183,739	$157,114	16.9		$687,550	$538,305	27.7
Aerospace	107,399	101,092	6.2		404,021	390,483	3.5
Intersegment sales	(2)	(6)	66.7		(5)	(8)	37.5
Total net sales	$291,136	$258,200	12.8		$1,091,566	$928,780	17.5

Operating profit
Industrial	$15,483	$16,187	(4.3)		$71,888	$49,253	46.0
Aerospace	18,583	18,080	2.8		51,313	57,878	(11.3)
Total operating profit	$34,066	$34,267	(0.6)		$123,201	$107,131	15.0

Operating margin			Change				Change
Industrial	8.4%	10.3%	(190)	bps.	10.5%	9.1%	140	bps.
Aerospace	17.3%	17.9%	(60)	bps.	12.7%	14.8%	(210)	bps.
Total operating margin	11.7%	13.3%	(160)	bps.	11.3%	11.5%	(20)	bps.

Notes:
(1) Results for 2012 have been adjusted on a retrospective basis to reflect the impact of the BDNA discontinued operations, including a reallocation of corporate overhead expenses, and the segment realignment.

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$70,856	$86,356
Accounts receivable	258,664	253,202
Inventories	211,246	226,220
Deferred income taxes	18,226	33,906
Prepaid expenses and other current assets	18,204	18,856
Total current assets	577,196	618,540

Deferred income taxes	2,314	29,961
Property, plant and equipment, net	302,558	233,097
Goodwill	649,697	579,905
Other intangible assets, net	534,293	383,972
Other assets	57,615	23,121
Total assets	$2,123,673	$1,868,596

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$1,074	$3,795
Accounts payable	88,721	99,037
Accrued liabilities	154,514	96,364
Long-term debt - current	56,009	699
Total current liabilities	300,318	199,895

Long-term debt	490,341	642,119
Accrued retirement benefits	80,884	159,103
Deferred income taxes	94,506	48,707
Other liabilities	16,210	18,654

Total stockholders' equity	1,141,414	800,118
Total liabilities and stockholders' equity	$2,123,673	$1,868,596

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2013	2012
Operating activities:
Net income	$270,527	$95,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	65,052	57,360
Amortization of convertible debt discount	2,391	2,211
Gain on disposition of property, plant and equipment	(887)	(178)
Stock compensation expense	18,128	8,819
Withholding taxes paid on stock issuances	(2,090)	(1,150)
(Gain) loss on the sale of businesses	(313,708)	886
Changes in assets and liabilities, net of the effects of acquisitions/divestitures:
Accounts receivable	(23,764)	(4,160)
Inventories	2,079	5,404
Prepaid expenses and other current assets	(2,172)	(4,341)
Accounts payable	2,384	(5,493)
Accrued liabilities	(9,891)	(9,746)
Deferred income taxes	3,412	9,446
Long-term retirement benefits	(642)	(16,438)
Other	(729)	(1,492)
Net cash provided by operating activities	10,090	136,377

Investing activities:
Proceeds from disposition of property, plant and equipment	1,767	854
Proceeds from (payments for) the sale of businesses	538,942	(438)
Change in restricted cash	—	4,900
Capital expenditures	(57,304)	(37,787)
Business acquisitions, net of cash acquired	(307,264)	(296,560)
Component Repair Program payments	(16,639)	—
Other	(2,058)	(3,776)
Net cash provided (used) by investing activities	157,444	(332,807)

Financing activities:
Net change in other borrowings	(2,753)	(8,852)
Payments on long-term debt	(555,195)	(114,411)
Proceeds from the issuance of long-term debt	450,253	376,000
Proceeds from the issuance of common stock	13,491	7,061
Common stock repurchases	(68,608)	(19,037)
Dividends paid	(22,422)	(21,662)
Excess tax benefit on stock awards	3,899	1,438
Other	(1,472)	(1,261)
Net cash (used) provided by financing activities	(182,807)	219,276

Effect of exchange rate changes on cash flows	(227)	1,005
(Decrease) increase in cash and cash equivalents	(15,500)	23,851

Cash and cash equivalents at beginning of year	86,356	62,505
Cash and cash equivalents at end of year	$70,856	$86,356

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2013	2012
Free cash flow:
Net cash provided by operating activities	$10,090	$136,377
Capital expenditures	(57,304)	(37,787)
Free cash flow (1)	$(47,214)	$98,590

Free cash flow to net income cash conversion ratio (as adjusted):
Free cash flow (from above)	$(47,214)	$98,590
Income tax payments related to the gain on the sale of BDNA	130,004	—
Free cash flow (as adjusted)(2)	82,790	98,590

Net income	270,527	95,249
Gain on the sale of BDNA, net of income taxes	(195,317)	—
Net income (as adjusted)(2)	$75,210	$95,249

Free cash flow to net income cash conversion ratio (as adjusted)(2)	110%	104%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. In 2013, net cash provided by operating activities is negatively impacted by $130.0 million of estimated income tax payments related to the gain on the sale of BDNA. The proceeds from the sale are reflected in investing activities. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the income tax payments related to the gain on the sale of BDNA made during 2013 from free cash flow and the gain on the sale of BDNA from net income.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2013	2012 (1)	% Change		2013	2012 (1)	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$15,483	$16,187	(4.3)		$71,888	$49,253	46.0

Synventive short-term purchase accounting adjustments	—	775			—	4,987
Synventive acquisition transaction costs	—	3			—	912
Männer short-term purchase accounting adjustments	5,456	—			5,456	—
Männer acquisition transaction costs	1,823	—			1,823	—
CEO transition costs	—	—			6,589	—

Operating Profit - Industrial Segment as adjusted (Non-GAAP) (2)	$22,762	$16,965	34.2		$85,756	$55,152	55.5

Operating Margin - Industrial Segment (GAAP)	8.4%	10.3%	(190)	bps.	10.5%	9.1%	140	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (2)	12.4%	10.8%	160	bps.	12.5%	10.2%	230	bps.

Operating Profit - Aerospace Segment (GAAP)	$18,583	$18,080	2.8		$51,313	$57,878	(11.3)
CEO transition costs	—	—			3,903	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (2)	$18,583	$18,080	2.8		$55,216	$57,878	(4.6)

Operating Margin - Aerospace Segment (GAAP)	17.3%	17.9%	(60.0)	bps.	12.7%	14.8%	(210.0)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (2)	17.3%	17.9%	(60.0)	bps.	13.7%	14.8%	(110.0)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$34,066	$34,267	(0.6)		$123,201	$107,131	15.0

Synventive short-term purchase accounting adjustments	—	775			—	4,987
Synventive acquisition transaction costs	—	3			—	912
Männer short-term purchase accounting adjustments	5,456	—			5,456	—
Männer acquisition transaction costs	1,823	—			1,823	—
CEO transition costs	—	—			10,492	—

Operating Income as adjusted (Non-GAAP) (2)	$41,345	$35,045	18.0		$140,972	$113,030	24.7

Operating Margin (GAAP)	11.7%	13.3%	(160)	bps.	11.3%	11.5%	(20)	bps.
Operating Margin as adjusted (Non-GAAP) (2)	14.2%	13.6%	60	bps.	12.9%	12.2%	70	bps.

Diluted Income from Continuing Operations per Share (GAAP)	$0.47	$0.49	(4.1)		$1.31	$1.44	(9.0)

Synventive short-term purchase accounting adjustments	—	0.01			—	0.07
Synventive acquisition transaction costs	—	—			—	0.01
Männer short-term purchase accounting adjustments	0.07	—			0.07	—
Männer acquisition transaction costs	0.03	—			0.03	—
CEO transition costs	—	—			0.12	—
April 2013 tax court decision	—	—			0.30	—

Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (2)	$0.57	$0.50	14.0		$1.83	$1.52	20.4

			Full Year 2014 Outlook
Diluted Income from Continuing Operations per Share (GAAP)			$2.02	to	$2.17
Männer short-term purchase accounting adjustments				0.13
Diluted Income from Continuing Operations per Share as adjusted (Non-GAAP) (2)			$2.15	to	$2.30

Notes:

(1) Results for 2012 have been adjusted on a retrospective basis to reflect the impact of the BDNA discontinued operations, including a reallocation of corporate overhead expenses, and the segment realignment.

(2) The Company has excluded the following from its "as adjusted" financial measurements: 1) short-term purchase accounting adjustments and transaction costs related to its Synventive acquisition in 2012, 2) CEO transition costs associated with the modification of outstanding equity awards in 2013, 3) the tax charge associated with the April 2013 tax court decision in 2013 and 4) short-term purchase accounting adjustments and transaction costs related to its Männer acquisition in 2013. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.